Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

NeurogesX Reports Third Quarter 2012 Results

Recent Highlights:

•	End-of-Phase 2 FDA interaction sets guidance to enable initiation of NGX-1998 Phase 3 studies

•	Presented NGX-1998 Phase 2 trial data at World Congress; showed clear dose response from well-tolerated treatment

San Mateo, Calif., (November 14, 2012) – NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today provided an update on recent developments and reported results for its third quarter ended September 30, 2012.

Ronald Martell, President and CEO, stated, “We continue on track with our goal to enable the initiation of our Phase 3 clinical program with NGX-1998, our next generation liquid formulation of prescription-strength capsaicin, by the end of the year. Based on our End-of-Phase 2 interaction with the FDA regarding our proposed development program, we could expect to begin enrolling patients in the first quarter of 2013.”

Recent Developments

In August 2012, NeurogesX received End-of-Phase 2 guidance from the U.S. Food and Drug Administration (“FDA”) regarding its previously announced plans for the Phase 3 clinical development of NGX-1998 as a treatment for neuropathic pain conditions, including key elements of its overall development plan related to manufacturing, applicator development and clinical trial design.

Also in August 2012, data from the Company’s Phase 2 study for NGX-1998 was presented at the 14th World Congress on Pain in Milan, Italy. The presentation highlighted the Company’s Phase 2 clinical trial, a multicenter, placebo-controlled, double-blind trial in PHN. The results from the trial indicated that NGX-1998 may be a safe, efficacious and convenient treatment for patients with PHN and other types of neuropathic pain.

Third Quarter 2012 Results

Total revenue for the third quarter ended September 30, 2012 was $2.8 million, which consisted of $2.2 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement, and $0.6 million in U.S. Qutenza revenue recognition. U.S. Qutenza recognized revenue in the third quarter of 2012 was $0.3 million lower than the second quarter of 2012. As a result of NeurogesX’ decision in March 2012 to suspend direct promotional activities, the Company has observed a decrease in end user demand for Qutenza in the United States and as a result, the Company expects that future revenue from U.S. Qutenza sales will be lower. Included in collaboration revenues in the third quarter was $0.4 million of royalties recognized from Astellas sales of Qutenza in the Astellas Territory. This represents royalties from Astellas’ second quarter of 2012 activity and was up from $0.3 million recognized in the third quarter of 2011.

Operating expenses for the third quarter of 2012 were $4.2 million, compared to $11.5 million in the third quarter of 2011. The lower operating expenses in the current quarter reflected the lower expense levels following the March 2012 reorganization.

Cost of goods sold for the third quarter of 2012 was $72,000, compared to $279,000 in the third quarter of 2011. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing and shipping activities, excess inventory charges and royalty obligations due to intellectual property licensors.

Research and development expenses for the third quarter of 2012 were $1.3 million, compared to $3.0 million in the third quarter of 2011. The year-over-year change reflected lower employee related costs resulting from restructuring plans implemented in both October 2011 and March 2012. Additionally, development costs were lower in the third quarter of 2012 due to lower spending on non-clinical development programs related to both Qutenza and NGX-1998, lower external consulting costs and lower spending associated with the Phase 2 clinical trial for NGX-1998 in the third quarter of 2012.

Selling, general and administrative expenses for the third quarter of 2012 were $2.8 million, compared to $8.2 million in the third quarter of 2011. This decrease was primarily related to the Company’s decision to stop direct promotional activities of Qutenza in March 2012 as well as the broader effect of the restructuring activities implemented in October 2011 and March 2012.

Net loss for the third quarter of 2012 was $3.8 million, or $0.11 per share, compared to a net loss of $11.4 million, or $0.43 per share, for the third quarter of 2011.

Cash, cash equivalents and short-term investments were $17.5 million at September 30, 2012, compared to $34.3 million at December 31, 2011.

About NeurogesX, Inc.

NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza is available in the United States for the management of neuropathic pain associated with PHN. In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (“Astellas”), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: the planned entry of NGX-1998 into Phase 3 development and the expected timing of entry into, and beginning enrollment for, a Phase 3 trial and expectations of lower revenues from future sales of Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 development of NGX-1998 and in beginning enrollement; difficulties or delays in obtaining additional resources for continuing operations in general and for development of NGX-1998 in particular; difficulties in obtaining new, or maintaining current, strategic partnerships for the development or commercialization of NGX-1998 and Qutenza; and development by others of competitive therapies for indications that NeurogesX’ product and product candidates target. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington / Nicole Greenbaum (investors)

(646) 536-7017 / 7009

scarrington@theruthgroup.com / ngreenbaum@theruthgroup.com

Tracy Lessor (media)

(646) 536-7006

tlessor@theruthgroup.com

NEUROGESX, INC.

Consolidated Statements of Operations

(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net product revenue	$583	$763	$2,258	$1,825
Collaborative revenue	2,251	2,128	6,606	6,720

Total revenues	2,834	2,891	8,864	8,545

Operating expenses:
Cost of goods sold	72	279	847	534
Research and development	1,326	2,953	5,798	11,154
Selling, general and administrative	2,776	8,239	13,463	28,871

Total operating expenses	4,174	11,471	20,108	40,559

Loss from operations	(1,340)	(8,580)	(11,244)	(32,014)
Interest income	8	15	31	61
Interest expense	(2,475)	(2,799)	(9,163)	(7,298)
Other (expense) income, net	(8)	(11)	(84)	(53)

Net loss	$(3,815)	$(11,375)	$(20,460)	$(39,304)

Basic and diluted net loss per share	$(0.11)	$(0.43)	$(0.63)	$(1.89)

Shares used to compute basic and diluted net loss per share	33,244	26,372	32,703	20,746

NEUROGESX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2012	December 31, 2011
	(unaudited)	(note 1)
Assets
Current assets:
Cash and cash equivalents	$7,955	$9,148
Short-term investments	9,544	25,161
Trade receivable	446	1,166
Receivable from collaborative partner	67	502
Inventories	53	654
Prepaid expenses and other current assets	1,120	1,364
Restricted cash	160	160

Total current assets	19,345	38,155
Property and equipment, net	264	547
Restricted cash	50	251
Other assets	343	274

Total Assets	$20,002	$39,227

Liabilities and Stockholders’ Deficit
Liabilities
Current Liabilities
Accounts payable	$380	$1,321
Accrued compensation	933	2,084
Accrued research and development	284	282
Other accrued expenses	903	2,245
Deferred product revenue, net	364	1,075
Deferred collaborative revenue	7,242	7,261
Long-term obligations - current portion	8,402	4,829

Total current liabilities	18,508	19,097
Non-current liabilities
Deferred collaborative revenue	19,681	25,098
Other long-term liabilities	162	146
Long-term obligations, net of current portion	64,722	62,746

Total non-current liabilities	84,565	87,990
Commitments and contingencies
Stockholders’ deficit:
Preferred stock	—	—
Common stock	33	30
Additional paid-in capital	243,427	238,181
Accumulated other comprehensive income	1	1
Accumulated deficit	(326,532)	(306,072)

Total stockholders’ deficit	(83,071)	(67,860)

Total liabilities and stockholders’ deficit	$20,002	$39,227

Note 1 - The balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date.